EXHIBIT 99
	NEWS RELEASE
IMMEDIATE
 RELEASE
FROM:   DYNAMICS CORPORATION OF AMERICA
475 Steamboat Road
Greenwich, Connecticut  06830-7197
Contact:  Mrs. Mary Jo. Cisternino
     (203) 869-3211

DYNAMICS CORPORATION OF AMERICA
BOARD EXTENDS EXPIRATION DATE OF RIGHTS PLAN

GREENWICH, CONNECTICUT  (December 27, 1995) -- Dynamics
Corporation of America ("DCA")(NYSE:DYA) announced that its Board of Directors has today voted to extend the February 14, 1996 expiration date of its shareholder rights plan adopted in 1986 to better assure that all of the Company's shareholders receive fair and equal treatment in the event an unsolicited takeover of the Company is attempted. The plan provides that the Company may extend the plan for successive periods not to exceed ten years in duration. The Board approved an extension until February 14, 2006. The Company said it was not aware of any current attempt to acquire control of DCA.
	Under the plan, shareholders are entitled to one right for each share of the Company's voting and non-voting common stock they own. The rights become exercisable 10 days after a person or affiliated or associated group acquires 20% or more of DCA's common stock in a transaction not previously approved by the Company's Board of Directors or commences a tender offer for 25% or more of DCA's common stock. Each right entitles the holder to buy 1/100 of a share of preferred stock of the Company at an exercise price of $80.
	If an acquiring party buys 20% or more of DCA's common stock or commences a tender offer for 25% or more of DCA's common stock, and then merges or engages in certain other transactions with DCA, each right would then entitle its holder to purchase for $80 stock of the acquiring company having a market value of $160. In the event that DCA were the surviving corporation in such a merger and its common stock was not changed, each right would entitle the holder to purchase for $80 DCA's preferred stock having a market value at the time of $160.
	DCA may redeem the rights for $0.05 per right at any time prior to a public announcement that a person or affiliated or associated group has acquired 20% or more of the stock of DCA.
	Rights certificates have not been distributed inasmuch as the rights initially are not exercisable. Until the rights become exercisable, they automatically trade with the shares of the Company's common stock.
	In 1990 the Board of Directors approved an agreement with Gabelli Funds, Inc. and Gabelli Investors, Inc. which allows entities controlled by and for which the chief investment officer is Mario J. Gabelli to acquire up to 25% of the stock of the Company without triggering the plan and rendering the rights exercisable. The Gabelli entities have complied with the terms of the agreement which will continue in effect during the ten year extension of the plan.
Dynamics Corporation of America is a diversified company which manufactures electronic components, mobile vans and transportable shelters for specialized electronic and medical diagnostic equipment, portable electric housewares and commercial appliances, air distribution equipment and specialized air-conditioning equipment.